Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263456

PROSPECTUS SUPPLEMENT NO. 7

(To the Prospectus dated May 19, 2022)

Up to 48,503,325 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated May 19, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-263456). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and resale of up to 48,503,325 shares of our common stock, $0.0001 par value per share, by Tumim Stone Capital LLC (“Tumim”).

The shares of common stock being offered by Tumim have been and may be issued pursuant to the common stock purchase agreement dated February 11, 2022 that we entered into with Tumim (the “Purchase Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by Tumim. However, we may receive up to $175.0 million in aggregate gross proceeds from sales of our common stock to Tumim that we may make under the Purchase Agreement, from time to time after the date of this prospectus.

The common stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “IRNT” and “IRNT.WS,” respectively. On October 11, 2022, the last reported sales price of our common stock on NYSE was $0.56 per share and the last reported sales price of our Warrants was $0.0698 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated October 12, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2022

IronNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39125	83-4599446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7900 Tysons One Place, Suite 400

McLean, VA 22102

(Address of principal executive offices, including zip code)

(443) 300-6761

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IRNT	The New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	IRNT.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2022, GEN Keith B. Alexander (Ret.), President and Chief Executive Officer of IronNet, Inc. (the “Company”) agreed to voluntarily reduce his annual base salary to $50,000, effective as of October 1, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONNET, INC.

	By:	/s/ Cameron Pforr
Date: October 12, 2022		Cameron Pforr
Chief Financial Officer